DEFENSE TECHNOLOGIES INTERNATIONAL CORP. (DTII)

Expands its Sales Force.

Del Mar, California (July 01, 2021) – Defense Technologies International Corp. (OTC: DTII) (the Company) and Passive Security Scan Inc. (the Subsidiary); innovative providers of security technology and systems with broad and diverse applications, are pleased to announce the addition of a new Sales Representative.

The Company is pleased to introduce authorized representative Safos & Thusat, LLC as its latest addition to the Company’s Sales-Force.

Cleveland, Ohio based Safos & Thusat, LLC implements top-line and bottom-line growth initiatives on a gainsharing basis for many businesses, government entities and NGOs. It also serves as an Independent Sales Representative for some of the world’s best-available products and services for Danger Detection, Prevention and Mitigation.

Peter Thusat, the firm’s Co-CEO and Intelligence Advisor, brings more than 30 years of hands-on success as a business development professional and recruitment/marketing consultant, providing targeted results for small, medium-sized and Fortune 500 clients -- including entrepreneurs, family- owned businesses, hospitals, schools, manufacturers, non-profit organizations, retailers, publishers and various licensed professionals.

Peter previously served as Communication Director & Chief Marketing Officer of Thunderstone Software, LLC – a global software company that develops an innovative line of enterprise search solutions.

He has successfully identified qualified investors for more than a dozen VC/M&A transactions with typical valuations of $10 million to $50 million.

"I am pleased to welcome Peter Thusat to our Sales-Force and look forward to working with Peter to expand the market for our ‘Zero-Emission’ Passive Portal weapons detector and our Elevated Body Temperature Camera ‘EBT Station’. Peter with his background and experience will without any doubt, be a positive addition to our Marketing Force Team and a driving force to secure our company’s place as a ‘Modern’ safety and security system.” Says President Merrill Moses

About DTII and its subsidiary ‘Passive Security Scan, Inc’ (PSSI).

PSSI is a private Utah Corporation and Subsidiary of Defense Technologies International Corp. (DTII). Passive Security Scan Inc. was formed to bring our Passive Scanning Technology™ and our Passive Portal™ weapons and the EBT elevated temperature detection systems to the market, to improve public safety with a system specifically designed for public and private schools, sports arenas, and other public venues. The Passive Scanning Technology™ was developed in 2005 and has been continually improved upon with the newest technological advances. The Passive Portal™ gateway is our newest model in production and ready for the market.

Forward-Looking Statements This news release contains certain statements that may be deemed "forward- looking" statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "potential" and similar expressions, or that events or conditions "will", "would", "may", "could" or "should" occur. Although the Company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are no guarantees of future performance and actual results may differ materially from those in forward looking statements. Forward looking statements are based on the beliefs, estimates and opinions of the Company's management on the date the statements are made. Except as required by law, the Company undertakes no obligation to update these forward-looking statements in the event that management's beliefs, estimates or opinions, or other factors, should change.

Contact: Defense Technologies International Merrill W. Moses, President & CEO

Phone: 800 520-9485 - email: dtii@defensetechnologiesintl.com

http://www.defensetechnologiesintl.com/